Media: Caitlin Cieslik-Miskimen Antenna Group for ECOtality caitlin@antennagroup.com (415) 977-1922 mailto:	Investor Relations: Alliance Advisors for ECOtality Thomas Walsh twalsh@allianceadvisors.net (212) 398-3486

ECOtality Appoints Ravi Brar Chief Financial Officer

Current CFO Barry Baer Will Remain on as a Director

SAN FRANCISCO – November 23, 2010 – ECOtality, Inc. (NASDAQ:ECTY), a leader in clean electric transportation and storage technologies, announced today that Ravi Brar joined ECOtality as Chief Financial Officer on Friday, November 19, 2010. Current CFO Barry Baer will remain on as a Director for ECOtality and as a consultant to the company to assist in the transition period.

“We thank Barry for his contributions as CFO at ECOtality, especially for his guidance in helping the company transition from the Over the Counter Bulletin Board to the NASDAQ exchange. Barry worked to establish a strong financial foundation for ECOtality, and as a director he will continue to lend his expertise to the company,” stated Jonathan Read, CEO of ECOtality. “We are excited to add Ravi to our executive team. Ravi is an experienced and accomplished executive with a solid background in finance and investor relations, and well versed in the needs of a Company’s financial and reporting needs as we achieve geometrically larger new levels of revenue and earnings. We are confident that Ravi will play a vital role in our continued fiscal growth.”

With nearly two decades of experience, Brar is a seasoned executive having served in both senior executive leadership and financial roles. Most recently Brar served as EVP & CFO at Exigen Services, an offshore software development outsourcer with locations in Russia and China, from 2007 to 2010. Brar has also served as CFO and COO at Pac-West Telecom, an Internet infrastructure services provider where he helped lead the company through a successful IPO, multiple acquisitions, and complex capital raising efforts and restructuring.

“ECOtality is developing innovative electric charging solutions that result from the company’s unique combination of industry experience and research,” stated Ravi Brar. “In addition we are currently rolling out the world’s largest network of commercial and residential charging stations for the next generation of EVs. I very much look forward to joining ECOtality and working with the executive team to drive the Company’s growth in an industry that is vital to our economy and our environment.”

Ravi holds an MBA from the Katz Graduate School of Business at the University of Pittsburgh and a BS in Managerial & Agricultural Economics from the University of California.

About ECOtality, Inc.

ECOtality, Inc. (NASDAQ:ECTY), headquartered in San Francisco, California, is a leader in clean electric transportation and storage technologies. Through innovation, acquisitions, and strategic partnerships, ECOtality accelerates the market applicability of advanced electric technologies to replace carbon-based fuels. For more information about ECOtality, Inc., please visit www.ecotality.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

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